Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES SECOND QUARTER 2006 RESULTS

RADNOR, PA (BusinessWire) August 2, 2006 – Penn Virginia Corporation (NYSE:PVA) today reported second quarter 2006 net income of $18.2 million, or $0.96 per diluted share, compared to $7.6 million, or $0.41 per diluted share, for the second quarter of 2005. For the second quarter of 2006, operating income was $49.9 million, compared to second quarter 2005 operating income of $26.4 million. Net cash provided by operating activities was a record $84.2 million for the second quarter of 2006, an increase of 57 percent over the $53.8 million reported for the second quarter of 2005. Operating cash flow, a non-GAAP measure, was $68.8 million for the second quarter of 2006, or 29 percent above $53.5 million reported for the second quarter of 2005. The increases in net income, operating income and cash flow were primarily due to increased natural gas revenues as a result of higher commodity prices and record oil and gas production volumes, along with increased operating income contributions from the Company’s ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), which is reported under the coal and natural gas midstream segments below. The increase in net income was offset in part by increased derivative losses from PVR. A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

In the first six months of 2006, PVA reported net cash provided by operating activities of $149.9 million, a 77 percent increase over the same period of 2005. Operating cash flow, a non-GAAP measure, was $131.4 million for the first half of 2006, or 36 percent above the first half of 2005. Net income for the 2006 period was $42.3 million, or $2.24 per diluted share, compared to $14.7 million, or $0.79 per diluted share, for the first six months of 2005.

Management Comment

A. James Dearlove, President and Chief Executive Officer, said, “Natural gas production for the second quarter of 2006 was a new quarterly record, approximately eight percent over the corresponding quarter in 2005 and up slightly over the first quarter of 2006. Natural gas prices for the quarter, while higher than the same period in 2005, have declined since the first quarter of 2006.

“We continue to be pleased with the results of our development drilling programs. In the east Texas Cotton Valley program, we are testing deeper intervals which could add reserves and further improve returns from the play, both in the joint venture area with GMX Resources Inc. (NASDAQ:GMXR) and in our 100 percent owned area. We have an active leasing effort to add acreage in this play type. In our Selma Chalk play in Mississippi, in addition to an aggressive drilling program, we are adding acreage when available and studying down-spacing and horizontal drilling as ways to enhance that play. Our Appalachian coalbed methane (CBM) drilling program is on track and we believe that new ownership of CDX Gas, LLC, our partner in that play, bodes well for our joint venture with them. In south Louisiana and south Texas, various high potential wells are being drilled and evaluated.

“Our acquisition of Crow Creek Holding Corporation represents an important step forward in executing Penn Virginia’s strategic objective of finding new unconventional development plays in other basins to increase our inventory of low-risk projects. In addition to the obvious benefit it provides by enhancing our reserve and production base, the acquisition expands our growth platform into the prolific Anadarko and Arkoma Basins. Our 2001 acquisition in south Texas provided a platform from which we expanded into both south Louisiana and the Cotton Valley play in east Texas. We believe the Crow Creek acquisition has the potential to provide future growth opportunities as well, with its many conventional and unconventional play types. We expect to drill 20 to 25 CBM wells in the Arkoma Basin over the remainder of 2006, along with one or two Granite Wash wells in western Oklahoma. We continue to seek non-conventional, resource plays such as CBM and shale to expand our prospect inventory and take advantage of our in-house expertise.

“PVR reported another record quarter, primarily from continued strong coal prices and increased coal production by our lessees, and from the highest natural gas processing margins we have seen since entering the midstream business in early 2005. During the second quarter, PVR completed the acquisition of 69 million tons of high quality central Appalachian coal reserves, which are expected to provide growth in production for PVR over the next several years as new mines are constructed on the property. PVR also closed an acquisition of 115 miles of 12 and 16 inch pipeline and related assets which are contiguous to its largest gathering system and processing plant in the panhandle of Texas and Oklahoma, which is expected to increase operating efficiencies and support organic growth in that area.

“The strong performance in both of PVR’s business segments provided support for the Partnership’s recently announced seven percent quarterly cash distribution increase to $0.375 per unit or $1.50 per unit on an annualized basis. As the owner of PVR’s incentive distribution rights, we have the right to receive 50 percent of any future cash distribution increases above the $1.50 per unit, with the limited partners receiving the other 50 percent. On July 11, 2006, we announced that our wholly owned subsidiary, Penn Virginia GP Holdings, L.P. (PVG), which owns the general partner interest, all of the incentive distribution rights, 7.5 million common units and 7.6 million subordinated units in PVR, had filed a registration statement with the Securities and Exchange Commission for an initial public offering of six million of its common units representing limited partner interests. The PVG offering could increase by up to 900,000 additional common units if the underwriters exercise a 30-day purchase option they are expected to be granted. If the offering is completed, proceeds from the offering will be used by PVG to purchase newly issued Class B units from PVR and to make a capital contribution to PVR to maintain its two percent general partner interest. PVR expects to use the proceeds from the Class B units to repay credit facility debt.”

Oil and Gas Segment Review

See the Company’s July 27, 2006, news release for a more detailed discussion of second quarter 2006 drilling and production operations for the oil and gas segment. As previously announced in the Company’s news release on June 13, 2006, the Company closed its acquisition of Crow Creek Holding Corporation for $71.5 million cash, funded by the Company’s existing bank facility. The acquisition of Crow Creek expands the Company’s oil and gas operations into the mid-continent region of the United States, primarily in the Oklahoma portions of the Arkoma and Anadarko Basins. The acquired business contributed $0.2 million to second quarter 2006 operating income since the acquisition date of June 13, 2006.

The Board of Directors has authorized a 37 percent increase in the Company’s 2006 oil and gas capital expenditures budget to $322 million from $235 million previously budgeted. In addition to the Crow Creek acquisition, the increase is primarily to drill wells in the Arkoma and Anadarko basins of Oklahoma following the acquisition and to drill additional wells in the Company’s Cotton Valley play in east Texas.

Oil and gas operating income for the second quarter of 2006 was $24.4 million, compared to $8.8 million reported for the same quarter of 2005. Total oil and gas segment revenues increased by 16 percent to $55.6 million from $48.1 million in the second quarter of 2005. A nine percent increase in oil and natural gas production, from 6.9 billion cubic feet equivalent (Bcfe) in the second quarter of 2005 to a record 7.5 Bcfe in the second quarter of 2006, accounted for most of the revenue increase. Increased realized prices accounted for the remainder of the revenue increase. The average realized sales price for natural gas in the second quarter of 2006 was $7.17 per thousand cubic feet (Mcf), an increase of three percent from $6.94 per Mcf realized in the second quarter of 2005. Because we accounted for our derivatives using hedge accounting in 2005, cash settlements on derivatives were included in the average realized sales price in the second quarter of 2005. Adjusted for cash received on derivative contracts settled during the second quarter of 2006, oil and gas segment revenues and the average realized sales price for natural gas would have increased by $1.6 million and $0.22 per Mcf to $57.2 million and $7.39 per Mcf.

Total oil and gas segment expenses decreased 21 percent to $31.2 million in the second quarter of 2006 compared to $39.3 million in the second quarter of 2005, primarily due to the following:

•	Operating expenses increased to $6.6 million in the second quarter of 2006 from $4.0 million in the second quarter of 2005. The increase was primarily due to additional leased compression at fields with increased production, downhole maintenance charges associated with horizontal CBM wells in Appalachia and Selma Chalk wells in Mississippi, increased surface repair costs and increased gathering fees related to horizontal CBM and Cotton Valley wells.

•	Exploration expense decreased to $5.5 million in the second quarter of 2006 from $17.9 million in the second quarter of 2005. The decrease was primarily due to expensing approximately $1.6 million of drilling costs incurred through the second quarter of 2005 and $11.5 million of previously unevaluated unproved leasehold costs incurred in 2001 related to an exploratory well in south Texas that was determined to be unsuccessful in the second quarter of 2005.

•	General and administrative expenses increased to $3.0 million in the second quarter of 2006 from $2.5 million in the second quarter of 2005, primarily due to increased payroll costs.

•	Depreciation, depletion and amortization (DD&A) expense increased to $12.7 million in the second quarter of 2006 from $11.7 million in the second quarter of 2005. The increase was primarily the result of the nine percent quarter-to-quarter production increase. The DD&A rate remained relatively constant at $1.70 per Mcfe produced in the second quarter of 2006 compared to $1.69 per Mcfe produced in the second quarter of 2005.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE:PVR)

Second quarter 2006 operating income in the coal segment was a record $19.3 million, or 18 percent higher than the $16.3 million reported in the second quarter of 2005. Revenues increased to a record $27.9 million in the second quarter of 2006, an 18 percent increase over the $23.6 million reported in the second quarter of 2005. The increase was mainly a result of increased coal royalty revenues, which increased to $24.3 million in the second quarter of 2006, a 21 percent increase over $20.1 million in the second quarter of 2005. Higher coal prices were the primary reason for increased average royalty per ton, up nine percent to $3.04 in the second quarter of 2006 from $2.78 in the second quarter of 2005. Coal production from PVR properties increased to 8.0 million tons in the second quarter of 2006 from 7.3 million tons in the second quarter of 2005. The increase was primarily due to production from properties acquired in 2005 in the western Kentucky portion of the Illinois Basin as well as production from properties acquired in central Appalachia in the second quarter of 2006.

Expenses increased to $8.6 million in the second quarter of 2006 from $7.3 million in the second quarter of 2005, due primarily to increased general and administrative expenses resulting from additional payroll costs related to 2005 acquisitions and DD&A resulting from higher coal production.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2006 operating income in the natural gas midstream segment was a record $10.0 million compared to $4.1 million in the second quarter of 2005. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were a record 12.7 billion cubic feet (Bcf) or approximately 140 million cubic feet per day (MMcfpd) for the second quarter of 2006, an 11 percent increase from 126 MMcfpd for the second quarter of 2005.

Gross processing margin for the second quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was a record $19.7 million, an increase of 58 percent over $12.5 million for the second quarter of 2005. Average NGL prices increased quarter over quarter while average natural gas prices decreased over the same period, leading to an increase in the gross processing margin. Expenses other than cost of gas purchased were $9.9 million for the second quarter of 2006 compared to $9.2 million for the second quarter of 2005. Adjusted for cash payments on derivative contracts settled during the quarter, the gross processing margin was $15.2 million, an increase of 42 percent over $10.7 million for the second quarter of 2005.

Capital Resources and Impact of Derivatives

As of June 30, 2006, Penn Virginia had borrowed $145.0 million under its revolving credit facility. PVR’s outstanding borrowings as of June 30, 2006, were $316.6 million, including $9.8 million of senior unsecured notes classified as current portion of long-term debt. Primarily due to increased PVR and PVA borrowings and higher interest rates, interest expense increased from $3.5 in the second quarter of 2005 to $5.4 million in the second quarter of 2006.

The Company uses commodity price derivative positions, as summarized later in this release, to manage price risk in its oil and gas and natural gas midstream segments. In the oil and gas segment, the Company has hedged approximately 50 percent of its current natural gas production for the second half of 2006, dropping to 20 percent and six percent for 2007 and 2008. For the second half of 2006 and full year 2007 and 2008, through PVR the natural gas midstream segment has hedged approximately 67, 30, and 30 percent of its commodity price exposure, based on its share of current plant production.

Beginning May 1, 2006, PVA elected to discontinue hedge accounting prospectively. From that date forward, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts on its balance sheet. This change will have no impact on the Company’s reported cash flows. Net income for the second quarter of 2006 included a $6.4 million net derivative loss, which was the net of a $5.5 million gain on oil and gas segment derivatives and an $11.9 million loss on natural gas midstream segment derivatives. Future results of operations will be affected by the volatility of mark-to-market gains and losses, which fluctuate with changes in oil and gas prices.

Guidance for 2006

See the Guidance Table included in this release for guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss second quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Thursday, August 3, 2006, at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until August 4, 2006, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 209049. An on-demand replay of the call will also be available at the Company’s website beginning shortly after the call.

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A registration statement relating to the PVG common units has been filed with the Securities and Exchange Commission but has not yet become effective. The PVG common units may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the PVG common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the cost of finding and successfully developing oil and gas reserves; PVA’s ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of crude oil, natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for crude oil, natural gas, NGLs and coal; the projected demand for crude oil, natural gas, NGLs and coal; the projected supply of crude oil, natural gas, NGLs and coal; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production; non-performance by third party operators in wells in which PVA owns an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVA’s oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to PVA’s business and to PVR’s coal or midstream business; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and midstream customers; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required drilling rigs, materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVA’s oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVA and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and midstream customers, including the lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVA’s press releases and public periodic filings with the Securities and Exchange Commission, including PVA’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVA’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Production
Natural gas (MMcf)	6,926	6,438	13,677	12,353
Oil and condensate (Mbbl)	95	76	186	161
Total oil, condensate and natural gas production (MMcfe)	7,496	6,894	14,793	13,319
Coal royalty tons (thousands)	7,966	7,250	15,686	13,965
Inlet volumes (MMcf)	12,735	11,489	24,788	15,396

Prices and margin
Natural gas ($/Mcf)	$7.17	$6.94	$8.03	$6.71
Oil and condensate ($/Bbl)	$59.19	$44.03	$55.99	$41.98
Coal royalties ($/ton)	$3.04	$2.78	$2.98	$2.73
Gross midstream processing margin (in thousands)	$19,658	$12,504	$30,188	$16,945

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Natural gas	$49,634	$44,680	$109,844	$82,940
Oil and condensate	5,623	3,346	10,414	6,759
Natural gas midstream	95,350	85,133	204,531	111,411
Coal royalties	24,254	20,129	46,676	38,182
Other	4,289	4,677	8,592	6,883

Total revenues	179,150	157,965	380,057	246,175

Expenses
Cost of midstream gas purchased	75,692	72,629	174,343	94,466
Operating	10,701	8,368	19,179	13,467
Exploration	5,510	17,931	13,401	25,590
Taxes other than income	3,930	4,054	8,895	7,401
General and administrative	11,714	8,787	22,389	15,507
Depreciation, depletion and amortization	21,664	19,779	43,245	35,623

Total expenses	129,211	131,548	281,452	192,054

Operating income	49,939	26,417	98,605	54,121

Other income (expense)
Interest expense	(5,396)	(3,497)	(10,184)	(6,875)
Interest and other income	363	376	759	695
Derivatives	(6,379)	(447)	(6,537)	(14,764)

Income from operations before minority interest and income taxes	38,527	22,849	82,643	33,177
Minority interest	7,759	10,246	12,648	8,590
Income tax expense	12,551	4,956	27,670	9,900

Net income	$18,217	$7,647	$42,325	$14,687

Per share data

Net income per share, basic	$0.98	$0.41	$2.27	$0.79

Net income per share, diluted	$0.96	$0.41	$2.24	$0.79

Weighted average shares outstanding, basic	18,677	18,517	18,668	18,503
Weighted average shares outstanding, diluted	18,913	18,719	18,897	18,706

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets	$130,548	$178,185
Net property and equipment	1,234,636	983,219
Equity investments	24,644	26,672
Goodwill	7,718	7,718
Intangibles, net	35,518	38,051
Other assets	20,870	17,701

Total assets	$1,453,934	$1,251,546

Liabilities and Shareholders’ Equity
Current liabilities	$140,268	$154,528
Long-term debt	145,000	79,000
Long-term debt of Penn Virginia Resource Partners, L.P.	306,730	246,846
Other liabilities and deferred taxes	201,058	147,340
Minority interest in Penn Virginia Resource Partners, L.P.	308,407	313,524
Shareholders’ equity	352,471	310,308

Total liabilities and shareholders’ equity	$1,453,934	$1,251,546

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Activities
Net income	$18,217	$7,647	$42,325	$14,687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,664	19,779	43,245	35,623
Commodity derivative contracts:
Total derivative losses	6,454	529	7,633	15,149
Cash settlements of derivatives	(2,888)	(1,923)	(6,217)	(2,226)
Minority interest	7,759	10,246	12,648	8,590
Deferred income taxes	9,941	500	18,823	4,043
Dry hole and unproved leasehold expense	3,984	16,477	8,359	18,916
Other	3,716	289	4,564	1,889

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	68,847	53,544	131,380	96,671
Changes in operating assets and liabilities	15,358	271	18,520	(12,005)

Net cash provided by operating activities	84,205	53,815	149,900	84,666

Investing Activities
Proceeds from sale of properties	1,247	985	2,475	10,751
Additions to property and equipment	(58,758)	(40,374)	(105,539)	(77,960)
Acquisitions, net of cash acquired	(158,418)	(17,693)	(164,663)	(222,677)

Net cash used in investing activities	(215,929)	(57,082)	(267,727)	(289,886)

Financing Activities
Dividends paid	(2,103)	(2,082)	(4,197)	(4,163)
Distributions paid to minority interest holders	(9,173)	(7,968)	(18,317)	(13,756)
Proceeds from issuance of PVR partners’ capital	—	1,251	—	126,436
Net proceeds from PVA borrowings	78,000	11,000	66,000	13,000
Net proceeds from PVR borrowings	64,800	5,700	61,500	86,000
Payments for debt issuance costs	—	—	—	(2,039)
Issuance of stock	14	60	734	557

Net cash provided by financing activities	131,538	7,961	105,720	206,035

Net increase (decrease) in cash and cash equivalents	(186)	4,694	(12,107)	815
Cash and cash equivalents-beginning balance	13,992	21,592	25,913	25,471

Cash and cash equivalents-ending balance	$13,806	$26,286	$13,806	$26,286

PENN VIRGINIA CORPORATION

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three months ended June 30, 2006

Production
Oil, condensate and gas (Bcfe)	7.5
Natural gas (Bcf)	6.9
Crude oil and condensate (Mbbl)	95
Coal royalty tons (millions of tons)			8.0
Inlet volumes (Bcf)				12.7

Revenues
Natural gas	$49.6	$7.17	$—	$—	$—	$49.6
Oil and condensate	5.6	59.19	—	—	—	5.6
Natural gas midstream	—		—	95.4	—	95.4
Coal royalties	—		24.3	—	—	24.3
Other	0.4		3.6	0.2	0.1	4.3

Total revenues	55.6	7.42	27.9	95.6	0.1	179.2

Expenses
Cost of midstream gas purchased	—	—	—	75.7	—	75.7
Operating	6.6	0.88	1.3	2.8	—	10.7
Exploration	5.5	0.74	—	—	—	5.5
Taxes other than income	3.4	0.45	0.1	0.3	0.1	3.9
General and administrative	3.0	0.40	2.5	2.7	3.5	11.7
Depreciation, depletion and amortization	12.7	1.70	4.7	4.1	0.2	21.7

Total expenses	31.2	4.17	8.6	85.6	3.8	129.2

Operating income (loss)	$24.4	$3.26	$19.3	$10.0	$(3.7)	$50.0

Additions to property and equipment and acquisitions, net of cash acquired (1)	$128.3		$69.2	$18.9	$0.7	$217.1

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three months ended June 30, 2005

Production
Oil, condensate and gas (Bcfe)	6.9
Natural gas (Bcf)	6.4
Crude oil and condensate (Mbbl)	76.0
Coal royalty tons (millions of tons)			7.3
Inlet volumes (Bcf)				11.5

Revenues
Natural gas	$44.7	$6.94	$—	$—	$—	$44.7
Oil and condensate	3.3	44.03	—	—	—	3.3
Natural gas midstream	—		—	85.1	—	85.1
Coal royalties	—		20.1	—	—	20.1
Other	0.1		3.5	0.8	0.3	4.7

Total revenues	48.1	6.98	23.6	85.9	0.3	157.9

Expenses
Cost of midstream gas purchased	—	—	—	72.6	—	72.6
Operating	4.0	0.57	1.1	3.2	0.1	8.4
Exploration	17.9	2.60	—	—	—	17.9
Taxes other than income	3.2	0.47	0.2	0.5	0.2	4.1
General and administrative	2.5	0.36	1.7	1.8	2.8	8.8
Depreciation, depletion and amortization	11.7	1.69	4.3	3.7	0.1	19.8

Total expenses	39.3	5.69	7.3	81.8	3.2	131.6

Operating income (loss)	$8.8	$1.29	$16.3	$4.1	$(2.9)	$26.3

Additions to property and equipment and acquisitions, net of cash acquired (2)	$48.0		$19.6	$3.6	$0.1	$71.3

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Oil and gas segment includes noncash expenditures of $32.2 million.
(2)	Oil and gas segment includes noncash expenditures of $13.2 million.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in millions except where noted)

	Oil and Gas		Coal	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Six months ended June 30, 2006

Production
Oil, condensate and gas (Bcfe)	14.8
Natural gas (Bcf)	13.7
Crude oil and condensate (Mbbl)	186
Coal royalty tons (millions of tons)			15.7
Inlet volumes (Bcf)				24.8

Revenues
Natural gas	$109.8	$8.03	$—	$—	$—	$109.8
Oil and condensate	10.4	55.99	—	—	—	10.4
Natural gas midstream	—		—	204.5	—	204.5
Coal royalties	—		46.7	—	—	46.7
Other	1.1		6.5	0.9	0.1	8.6

Total revenues	121.3	8.21	53.2	205.4	0.1	380.0

Expenses
Cost of midstream gas purchased	—	—	—	174.3	—	174.3
Operating	11.6	0.78	2.2	5.4	—	19.2
Exploration	13.4	0.91	—	—	—	13.4
Taxes other than income	7.4	0.50	0.4	0.7	0.4	8.9
General and administrative	5.5	0.37	4.7	5.7	6.5	22.4
Depreciation, depletion and amortization	25.4	1.72	9.5	8.1	0.2	43.2

Total expenses	63.3	4.28	16.8	194.2	7.1	281.4

Operating Income	$58.0	$3.93	$36.4	$11.2	$(7.0)	$98.6

Additions to property and equipment and acquisitions, net of cash acquired (2)	$172.5		$75.2	$21.5	$1.0	$270.2

	Oil and Gas		Coal	Natural Gas Midstream (1)	Other	Consolidated
	Amount	(per Mcfe) *
Six months ended June 30, 2005

Production
Oil, condensate and gas (Bcfe)	13.3
Natural gas (Bcf)	12.4
Crude oil and condensate (Mbbl)	161.0
Coal royalty tons (millions of tons)			14.0
Inlet volumes (Bcf)				15.4

Revenues
Natural gas	$82.9	$6.71	$—	$—	$—	$82.9
Oil and condensate	6.8	41.98	—	—	—	6.8
Natural gas midstream	—		—	111.4	—	111.4
Coal royalties	—		38.2	—	—	38.2
Other	0.2		5.3	0.9	0.5	6.9

Total revenues	89.9	6.75	43.5	112.3	0.5	246.2

Expenses
Cost of midstream gas purchased	—	—	—	94.5	—	94.5
Operating	7.1	0.53	2.2	4.0	0.2	13.5
Exploration	25.6	1.92	—	—	—	25.6
Taxes other than income	6.1	0.45	0.5	0.6	0.2	7.4
General and administrative	4.3	0.32	4.0	2.2	5.0	15.5
Depreciation, depletion and amortization	22.3	1.68	8.2	4.9	0.2	35.6

Total expenses	65.4	4.91	14.9	106.2	5.6	192.1

Operating Income	$24.5	$1.84	$28.6	$6.1	$(5.1)	$54.1

Additions to property and equipment and acquisitions, net of cash acquired (3)	$85.3		$29.0	$199.5	$0.1	$313.9

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	Natural Gas Midstream segment acquired in March 2005.
(2)	Oil and gas segment includes noncash expenditures of $32.2 million.
(3)	Oil and gas segment includes noncash expenditures of $13.2 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$84,205	$53,815	$149,900	$84,666
Adjustments:
Changes in operating assets and liabilities	(15,358)	(271)	(18,520)	12,005

Operating cash flow (see Note 1 below)	$68,847	$53,544	$131,380	$96,671

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$58,758	$40,374	$105,539	$77,960
Acquisitions, net of cash acquired	158,418	17,693	164,663	222,677
Seismic expenditures	1,229	1,177	3,640	6,079
Delay rentals and other expenditures	299	276	1,406	591
Noncash lease acquisitions	—	13,250	—	13,250
Acquisitions of non-PPE assets and liabilities	29,915	—	29,915	—
Change in accrued capital expenditures	5,857	—	3,506	—
Change in noncash well accruals	(2,203)	(3,591)	(1,050)	(880)
Less: Capitalized interest	(516)	(687)	(906)	(1,307)

Capital expenditures (see Note 2 below)	$251,757	$68,492	$306,713	$318,370

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, change in accrued capital expenditures and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2006.

	Actual
	First Quarter 2006	Second Quarter 2006	YTD 2006	2006 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	6.8	6.9	13.7	28.2	—	30.0
Crude oil and condensate (Mbbl) - See Note b	91	95	186	300	—	350
Equivalent production (Bcfe)	7.3	7.6	14.8	30.0	—	32.0
Equivalent daily production (MMcfe)	81.1	83.2	81.8	82.2	—	87.7

Expenses:
Direct expenses	$11.5	13.0	24.5	48.0	—	50.0
Exploration	$7.9	5.5	13.4	32.0	—	35.0
Depreciation, depletion and amortization ($ per Mcfe)	$1.73	1.70	1.72	1.70	—	1.80

Capital Expenditures:
Development drilling	$28.2	37.8	66.0	150.0	—	160.0
Exploratory drilling	$9.9	8.8	18.7	35.0	—	40.0
Pipeline, gathering, facilities	$2.8	4.3	7.1	20.0	—	22.0
Seismic	$2.4	1.2	3.6	6.0	—	7.0
Lease acquisition, field projects and other - See Note c	$3.9	9.4	13.3	31.2	—	33.2
Proved property acquisitions	$—	72.5	72.5	71.5	—	71.5
Total Oil & Gas Capital Expenditures	$47.2	134.0	181.2	313.7	—	333.7

Coal Segment (PVR):
Coal royalty tons (millions)	7.7	8.0	15.7	31.5	—	34.5

Revenues:
Average royalty per ton	$2.90	3.04	2.98	2.90	—	3.00
Other	$2.9	3.6	6.5	12.0	—	14.0

Expenses:
Direct expenses	$3.5	3.9	7.3	17.0	—	18.0
Depreciation, depletion and amortization	$4.7	4.7	9.5	20.0	—	22.0

Capital Expenditures:
Expansion and acquisitions	$4.8	69.2	74.0	82.0	—	84.0
Maintenance capital expenditures	$0.1	—	0.1	0.3	—	0.4
Total Coal Capital Expenditures	$4.9	69.2	74.1	82.3	—	84.4

Natural Gas Midstream Segment (PVR):
Inlet volumes (MMcf per day) - see Note d	134	140	132	130	—	140

Expenses:
Direct expenses	$5.9	5.8	11.8	23.0	—	24.0
Depreciation, depletion and amortization	$4.1	4.1	8.1	15.5	—	17.5

Capital Expenditures:
Expansion and acquisitions	$0.6	17.4	18.0	32.0	—	33.0
Maintenance capital expenditures	$2.0	2.3	4.3	2.0	—	3.0
Total Midstream Capital Expenditures	$2.6	19.7	22.3	34.0	—	36.0

Corporate and Other:
General and administrative expense	$2.9	3.5	6.5	11.0	—	13.0

Interest expense:
PVA average long-term debt outstanding	$73.5	91.5	84.7	140.0	—	160.0
PVA interest rate	5.3%	5.4%	5.4%	6.5%	—	7.0%
Percentage capitalized - see Note e	37%	32%	34%	60%	—	70%
PVR average long-term debt outstanding	$254.2	284.1	271.6	290.0	—	300.0
PVR interest rate assumed	5.9%	6.0%	6.0%	6.5%	—	7.0%

Minority interest in PVR - see Note f	$4.9	7.8	12.6	see Note e
Income tax rate - see Note g	39%	41%	40%		40%

Other capital expenditures	$0.3	0.7	1.0	5.0	—	6.0

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The oil and gas segment’s natural gas derivative positions as of June 30, 2006, are summarized below:

	Average MMbtu Per Day	Additional Put	Weighted Average Price per MMbtu
			Collars
			Floor	Ceiling
Third Quarter 2006
Costless collar	24,935		$7.70	$12.01
Three-way collar	25,000	$4.50	$6.00	$9.40
Stand-alone put	1,304		$9.00
Fourth Quarter 2006
Costless collar	26,261		$8.15	$15.15
Three-way collar (October only)	25,000	$4.50	$6.00	$9.40
Stand-alone put	1,304		$9.00
First Quarter 2007
Costless collar	20,000		$9.00	$19.03
Three-way collar	3,000	$5.00	$8.00	$11.25
Second Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	3,000	$5.00	$8.00	$11.25
Third Quarter 2007
Costless collar	15,000		$7.33	$12.93
Three-way collar	3,000	$5.00	$8.00	$11.25
Fourth Quarter 2007
Costless collar	11,685		$8.28	$15.78
Three-way collar	3,000	$5.00	$8.00	$11.25
First Quarter 2008
Costless collar	10,000		$9.00	$17.95
Three-way collar	2,500	$5.00	$8.00	$10.75
Second Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Third Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75
Fourth Quarter 2008
Three-way collar	2,500	$5.00	$8.00	$10.75

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any.

b	-	The oil and gas segment’s oil derivative positions as of June 30, 2006, are summarized below:

	Average Bbbls Per Day	Weighted Average Price per Bbl
		Collars
		Floor	Ceiling
Third Quarter 2006 through Fourth Quarter 2007	200	$60.00	$72.20

c	-	Lease acquisition includes total non-cash expenditures of $32.2 million in the six months ended June 30, 2006, related to deferred taxes in the Crow Creek Acquisition.

d	-	The natural gas midstream segment’s derivative positions as of June 30, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price
Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
Third Quarter 2006	81,480		$0.5038
Fourth Quarter 2006	73,126		$0.4870
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
Third Quarter 2006	59,605		$0.7497
Fourth Quarter 2006	52,080		$0.7060
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
Third Quarter 2006 through Fourth Quarter 2006	1,100		$44.45
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Crude Oil Collars (revenue)	(in barrels	)	(per barrel	)
Third Quarter 2006 through Fourth Quarter 2006 (October only)	270		$73.59

Natural Gas Swaps (cost of gas purchased)	(in MMbtu	)	(per MMbtu	)
Third Quarter 2006	9,000		$6.86
Fourth Quarter 2006	8,005		$6.98
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

e	-	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f	-	Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia, less the general partner’s incentive distribution rights.

g	-	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.